Exhibit 99.1

Contact:	Investors — Will Lyons, (617) 532.8104, ir@enernoc.com Media — Sarah McAuley, (617) 532.8195, news@enernoc.com
EnerNOC Reports Second Quarter 2011 Financial Results
Market Expansion Enhances Long-term Visibility
BOSTON, MA, August 8, 2011 — EnerNOC, Inc. (NASDAQ: ENOC), a leading provider of clean and intelligent energy management applications and services, today announced financial results for the second quarter ended June 30, 2011.
“EnerNOC's second quarter was highlighted by our successful efforts to expand our market opportunities through organic growth and strategic acquisitions,” said Tim Healy, EnerNOC’s Chairman and Chief Executive Officer. “We believe the investments we are making now will, in the long-term, provide enhanced shareholder value. For the current quarter, we are announcing a net loss, and we are also revising projections for 2011 and 2012 downward. For 2013, we are expecting to achieve the same results previously projected, and believe that this three-year plan will help us maximize earnings in the long run.”
Revenues for the second quarter of 2011 were $58.9 million, compared to $66.5 million for the same period in 2010. Gross profit for the second quarter of 2011 was $20.4 million, or 34.6% of revenue.
GAAP net loss for the second quarter of 2011 was $13.0 million, or $0.51 per diluted share, compared to GAAP net income for the second quarter of 2010 of $1.1 million, or $0.04 per diluted share. Non-GAAP net loss* for the second quarter of 2011 was $7.8 million, or $0.31 per diluted share, compared to non-GAAP net income for the second quarter of 2010 of $4.3 million, or $0.17 per diluted share.
Adjusted EBITDA* for the second quarter of 2011 was negative $3.5 million, compared to positive $9.2 million in the second quarter of 2010.
Cash flow from operating activities for the second quarter of 2011 was $13.7 million, compared to $7.9 million in the second quarter of 2010. The Company generated $5.1 million of free cash flow* for the quarter ended June 30, 2011, compared to $1.4 million for the quarter ended June 30, 2010.
As of June 30, 2011, the Company had cash and cash equivalents totaling $79.2 million, a decrease of $74.2 million from cash and cash equivalents as of December 31, 2010. The majority of this change in cash and cash equivalents was due to acquisitions completed during calendar year 2011, including $28.1 million that was transferred to a third party prior to June 30, 2011, related to the acquisition of Energy Response Pty Ltd, which the Company acquired in July 2011.
Healy added, “With new growth opportunities secured, $1.3 billion in contracted revenues, and a strong balance sheet, we believe we are well positioned to turn our near-term investments into long-term growth for the company.”
(*Please refer to the section below titled “Use of Non-GAAP Financial Measures” for non-GAAP definitions and the financial schedules attached to this press release for a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures.)
Second Quarter 2011 Highlights
•	Increasing demand response megawatts under management to approximately 6,650 as of June 30, 2011.

•	Increasing the number of commercial, institutional, and industrial (C&I) DemandSMART customers to approximately 4,500 customers and sites to approximately 10,700 as of June 30, 2011.

•	Securing more than 40% market share in the 2014/15 PJM Emergency Load Response Program, leading to an expectation of more than $275 million of future revenue in that region during that program year.

•	Responding to its most active dispatch period to date during a 48-hour period beginning on May 30, during which EnerNOC triggered demand response procedures at more than 2,600 C&I sites located in the United States, Canada, and the United Kingdom.

•	Announcing that Ahold USA will deploy EfficiencySMART™ Insight, EnerNOC’s web-based enterprise energy efficiency solution, in the majority of its Stop & Shop, Giant Food of Maryland, and Giant/Martin’s grocery stores.

•	Announcing a contract with PPL Electric Utilities Corporation (“PPL”), a subsidiary of PPL Corporation, to deliver 300 megawatts of demand response within PPL’s territory pursuant to the load reduction targets established by Pennsylvania Act 129.

•	Entering into a $75 million senior secured revolving credit facility with Silicon Valley Bank and TD Bank in April 2011. The Company anticipates using this new facility to fund its other credit requirements to grid operators and utilities.
Other Recent Highlights
•	Completing the acquisition of Energy Response Pty Ltd, the leading demand response provider in Australia and New Zealand, thereby increasing the Company’s 2012/2013 obligation in Western Australia’s wholesale electricity market to 240 megawatts.

•	Being chosen to deliver a 150-megawatt automated demand response network to Alberta Electric System Operator over a three-year term. This contract is subject to final negotiation.

•	Dispatching its demand response network throughout North America on July 22, 2011, delivering approximately 1,230 megawatts of demand response resources and helping mitigate the risk of blackouts and brownouts and reduce the cost of energy for all electricity users in the affected regions.

•	Receiving regulatory approval for the Company’s new 300-megawatt contract with PPL.
Financial Outlook
The Company currently expects to deliver the following financial results for the quarter ending September 30, 2011 and the years ending December 31, 2011, December 31, 2012, and December 31, 2013, respectively:
Third quarter 2011: The Company expects third quarter revenue to be in the range of $155 million to $170 million. The Company also expects third quarter GAAP net income per share to be in the range of $1.45 to $1.70 and Non-GAAP net income per share to be in the range of $1.68 to $1.94 based on weighted-average diluted shares outstanding of 27.0 million. Non-GAAP net income reflects adjustments for an estimated stock-based compensation expense of $4.0 million and an estimated amortization of acquisition-related intangibles expense of $2.4 million, which are included in GAAP net income. The Company notes that there is significant variability in the provision for income taxes that could be recorded in accordance with GAAP for the third quarter of 2011. The Company was unable to make a reliable estimate of its annual effective tax rate as of June 30, 2011 due to unusual sensitivity to the rate as it relates to the current forecasted fiscal 2011 U.S. ordinary income. As a result, the Company recorded a tax provision for the six months ended June 30, 2011 based on its actual effective tax rate for the six months ended June 30, 2011. If the Company continues to be unable to make a reliable estimate of its annual effective tax rate as of September 30, 2011, which the Company has assumed in providing the GAAP income per share guidance above, the Company will follow a consistent methodology as applied for the three and six months ended June 30, 2011. The Company has forecasted a provision for income taxes of $0.6 million to $0.9 million in its GAAP income per share guidance above. If the Company is able to make a reliable estimate of its annual effective tax rate as of September 30, 2011, the Company will be required to utilize that rate to provide for income taxes on a current year-to-date basis, which could result in a significant provision from income taxes being recorded during the three months ending September 30, 2011, which would be predominantly offset by a significant benefit recorded during the three months ending December 31, 2011. The Company now anticipates that its provision for income taxes for the full year 2011 to be in the range of $1.8 million to $2.2 million.
Full Year 2011: The Company expects full year 2011 revenues to be in the range of $280 million to $300 million. The Company now expects a GAAP net loss per share in the range of $0.00 to $0.50 based on basic and diluted weighted average shares outstanding of 25.6 million shares and Non-GAAP net income per share in the range of $0.26 to $0.82 based on a diluted weighted average shares outstanding of 27.5 million shares. Non-GAAP net income reflects adjustments for an estimated stock-based compensation expense of $15.0 million and an estimated amortization of acquisition-related intangibles expense of $7.3 million, which are included in GAAP net income.
Full year 2012: The Company expects full year 2012 revenues to be in the range of $280 million to $300 million. The Company now expects a GAAP net loss per share in the range of $0.65 to $1.15.

Full year 2013: The Company expects full year 2013 revenues to be in the range of $400 million to $450 million. The Company expects a GAAP net income per share in the range of $0.80 to $1.00.
These statements are forward-looking and actual results may differ materially. These statements are based on information available as of August 8, 2011, and the Company assumes no obligation to publicly update or revise its financial outlook. Investors are reminded that actual results may differ from these estimates for the reasons described below and in the Company’s filings with the Securities and Exchange Commission.
Webcast Reminder
The Company will host a live webcast and conference call today, August 8, 2011 at 5:00 p.m., Eastern Time, to discuss the Company’s second quarter 2011 operating results, as well as other forward-looking information about the Company’s business. Visit the Investor Relations section of EnerNOC’s website at http://investor.enernoc.com/webcasts.cfm for a live webcast of the conference call. Domestic callers may access the earnings conference call by dialing 877-837-3911 (International callers, dial 973-796-5063). Please access the website at least 15 minutes prior to the call to register, download, and install any necessary audio software. A replay of the conference call will be available on the Company’s website noted above or by phone (dial 855-859-2056 and enter the pass code 87158559) until August 15, 2011 and the webcast will be archived on EnerNOC’s website for a period of three months.
About EnerNOC
EnerNOC unlocks the full value of energy management for our utility and commercial, institutional, and industrial (C&I) customers by reducing real-time demand for electricity, increasing energy efficiency, improving energy supply transparency in competitive markets, and mitigating emissions. We accomplish this by delivering world-class energy management applications including DemandSMART™, comprehensive demand response; EfficiencySMART™, data-driven energy efficiency; SupplySMART™, energy price and risk management; and CarbonSMART™, enterprise carbon management. Our Network Operations Center (NOC) continuously supports these applications across thousands of C&I customer sites throughout the world. Working with more than 100 utilities and grid operators globally, we deliver energy, ancillary services, and carbon mitigation resources that provide cost-effective alternatives to investments in traditional power generation, transmission, and distribution. For more information, visit www.enernoc.com.
Safe Harbor Statement
Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s future financial performance on both a GAAP and non-GAAP basis, contracted revenues that the Company expects to earn, the Company’s ability to enhance shareholder value, and the future growth and success of the Company’s clean and intelligent energy management applications and services in general, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
Contracted Revenues
Contracted Revenues represent EnerNOC’s estimate of total payments that it currently expects to earn in connection with providing demand response services to grid operators and utilities under long-term contracts and pursuant to open market bidding programs, as well as providing energy management services to its commercial, institutional and industrial customers. As of the date of this press release, EnerNOC expects approximately 85% of this Contracted Revenue to be earned by May 31, 2015.
Assumptions Regarding Contracted Revenues:
The Contracted Revenues estimated from EnerNOC’s long-term contracts, accepted bids in open market bidding programs and its provision of energy management services have been prepared by management and are based upon contractual terms, open market bidding program rules and a number of assumptions, including:
— EnerNOC’s ability to provide to its utility and grid operator customers the capacity that it has committed to provide under long-term contracts and pursuant to accepted bids in open market bidding programs. The Company’s expectations are based on its experience to date in building out its existing load management systems;
— EnerNOC’s contracts with its utility and grid operator and commercial, institutional and industrial customers not being terminated, modified or delayed or becoming subject to governmental regulation that could materially and adversely affect EnerNOC’s interests;
— the rules and assumed pricing of the various open market bidding programs in which EnerNOC participates remaining unchanged in all material respects;
— the rate of termination of EnerNOC’s commercial, institutional and industrial customers under its long-term contracts remaining consistent with EnerNOC’s historical average;
— the electricity consumption of EnerNOC’s commercial, institutional and industrial customers remaining consistent with historical use throughout the term of its contracts with such customers; and
— EnerNOC’s ability to obtain regulatory approval for its long-term contracts with certain utility and grid operator customers where such approval is required. Less than 1% of the contracted revenue referenced in this release is subject to such regulatory approval as of the date of this release.
Any differences among these assumptions, other factors, and EnerNOC’s actual experiences may result in actual revenues earned in future periods differing from management’s current estimate of Contracted Revenues to be earned. In management’s view, such information was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and, to the best of management’s knowledge and belief, presents the assumptions and considerations on which EnerNOC bases its belief that it can earn such Contracted Revenues.
Use of Non-GAAP Financial Measures
To supplement the financial measures presented in EnerNOC’s press release and related conference call or webcast in accordance with accounting principles generally accepted in the United States (“GAAP”), EnerNOC also presents non-GAAP financial measures relating to non-GAAP net income or loss, non-GAAP net income or loss per share, adjusted EBITDA, and free cash flow.
A “non-GAAP financial measure” refers to a numerical measure of the Company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s financial statements. EnerNOC provides the non-GAAP measures listed above as additional information relating to EnerNOC’s operating results as a complement to results provided in accordance with GAAP. The non-GAAP financial information presented here should be considered in conjunction with, and not as a substitute for or superior to, the financial information presented in accordance with GAAP and should not be considered measures of the Company’s liquidity. There are significant limitations associated with the use of non-GAAP financial measures. Further, these measures may differ from the non-GAAP information, even where similarly titled, used by other companies and therefore should not be used to compare the Company’s performance to that of other companies.
The non-GAAP measures used in this press release and related conference call or webcast differ from GAAP in that they exclude expenses related to stock-based compensation, amortization expense related to acquisition-related intangible assets, as well as in certain measures, the related impact of these adjustments on the provision for income taxes. In addition, investors should note the following:
•	EnerNOC defines “non-GAAP net income (loss)” as net income (loss) before expenses related to stock-based compensation and amortization expenses related to acquisition-related intangible assets, net of related tax effects.

•	EnerNOC defines “Adjusted EBITDA” as net income (loss), excluding depreciation, amortization, stock-based compensation, interest, income taxes and other income (expense). Adjusted EBITDA eliminates items that are either not part of the Company’s core operations or do not require a cash outlay, such as stock-based compensation. Adjusted EBITDA also excludes depreciation and amortization expense, which is based on the

Company’s estimate of the useful life of tangible and intangible assets. These estimates could vary from actual performance of the asset, are based on historic cost incurred to build out the Company’s deployed network, and may not be indicative of current or future capital expenditures.
•	EnerNOC defines “free cash flow” as net cash provided by (used in) operating activities less capital expenditures. EnerNOC defines “capital expenditures” as purchases of property and equipment, which includes capitalization of internal-use software development costs. Capital expenditures are disclosed in the Company’s Statement of Cash Flows in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.
EnerNOC’s management uses these non-GAAP measures when evaluating the Company’s operating performance and for internal planning and forecasting purposes. EnerNOC’s management believes that such measures help indicate underlying trends in the Company’s business, are important in comparing current results with prior period results, and are useful to investors and financial analysts in assessing the Company’s operating performance. For example, EnerNOC’s management considers non-GAAP net income (loss) to be an important indicator of the overall performance of the Company because it eliminates the effects of events that are either not part of the Company’s core operations or are non-cash compensation expenses. In addition, EnerNOC’s management considers adjusted EBITDA to be an important indicator of the Company’s operational strength and performance of its business and a good measure of the Company’s historical operating trend. Moreover, EnerNOC’s management considers free cash flow to be an indicator of the Company’s operating trend and performance of its business.
Source: EnerNOC, Inc.

EnerNOC, Inc.
SELECTED FINANCIAL INFORMATION
(in thousands, except for share and per share data)
EnerNOC, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues	$58,904	$66,548	$90,666	$94,669
Cost of revenues	38,527	37,556	57,728	56,102

Gross profit	20,377	28,992	32,938	38,567
Operating expenses:
Selling and marketing	13,620	11,531	25,207	20,645
General and administrative	15,899	13,152	32,212	26,901
Research and development	3,350	2,494	6,582	4,551

Total operating expenses	32,869	27,177	64,001	52,097

(Loss) income from operations	(12,492)	1,815	(31,063)	(13,530)
Other expense	(142)	(14)	(14)	(11)
Interest expense	(238)	(466)	(401)	(491)

(Loss) income before income tax	(12,872)	1,335	(31,478)	(14,032)
(Provision for) benefit from income tax	(101)	(257)	(767)	910

Net (loss) income	$(12,973)	$1,078	$(32,245)	$(13,122)

(Loss) income per common share
Basic	$(0.51)	$0.04	$(1.27)	$(0.54)

Diluted	$(0.51)	$0.04	$(1.27)	$(0.54)

Weighted average number of common shares outstanding
Basic	25,537,483	24,371,125	25,393,864	24,212,004
Diluted	25,537,483	25,861,957	25,393,864	24,212,004

EnerNOC, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	June 30, 2011	December 31, 2010
ASSETS
Current assets
Cash and cash equivalents	$79,236	$153,416
Restricted cash	71	1,537
Trade accounts receivable, net of allowance for doubtful accounts of $200 and $150 at June 30, 2011 and December 31, 2010, respectively	33,240	22,137
Unbilled revenue	17,081	73,144
Inventory	239	—
Prepaid expenses, deposits and other current assets	12,602	6,707
Cash held by third party for potential acquisition	28,082	—

Total current assets	170,551	256,941
Property and equipment, net of accumulated depreciation of $42,934 and $36,309 at June 30, 2011 and December 31, 2010, respectively	39,524	34,690
Goodwill	63,895	24,653
Definite-lived intangible assets, net	23,931	5,823
Indefinite-lived intangible assets	530	920
Deposits and other assets	6,392	2,872

Total assets	$304,823	$325,899

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$916	$111
Accrued capacity payments	42,467	65,792
Accrued payroll and related expenses	11,816	11,135
Accrued expenses and other current liabilities	10,403	9,307
Accrued acquisition contingent consideration	—	1,500
Deferred revenue	7,677	5,540
Current portion of long-term debt	17	37

Total current liabilities	73,296	93,422
Long-term liabilities
Deferred acquisition consideration	4,108	—
Deferred tax liability	1,842	1,141
Deferred revenue, long-term	6,609	4,696
Other liabilities	482	514

Total long-term liabilities	13,041	6,351
Commitments and contingencies	—	—
Stockholders’ equity
Undesignated preferred stock, $0.001 par value; 5,000,000 shares authorized; no shares issued	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized, 26,552,123 and 25,155,067 shares issued and outstanding at June 30, 2011 and December 31, 2010, respectively	27	25
Additional paid-in capital	318,516	293,942
Accumulated other comprehensive loss	(46)	(75)
Accumulated deficit	(100,011)	(67,766)

Total stockholders’ equity	218,486	226,126

Total liabilities and stockholders’ equity	$304,823	$325,899

EnerNOC, Inc.
Cash Flow Information
(Unaudited)

	Six Months Ended June 30,
	2011	2010
Cash flows provided by operating activities	$8,052	$10,976
Cash flows used in investing activities	(83,887)	(14,647)
Cash flows provided by financing activities	1,717	2,455
Effects of exchange rate changes on cash	(62)	(12)

Net change in cash and cash equivalents	$(74,180)	$(1,228)

EnerNOC, Inc.
NON-GAAP NET LOSS AND NET LOSS PER SHARE RECONCILIATION
(Unaudited)

	Three Months Ended June 30,
	2011	2010
	(In thousands, except share and per share data)
GAAP net (loss) income	$(12,973)	$1,078
ADD: Stock — based compensation	3,785	3,658
ADD: Amortization expense of acquired intangible assets	1,373	368
LESS: Income tax effect on Non-GAAP adjustments(1)	—	(775)

Non-GAAP net (loss) income	$(7,815)	$4,329

GAAP net (loss) income per basic share	$(0.51)	$0.04
ADD: Stock — based compensation	0.15	0.15
ADD: Amortization expense of acquired intangible assets	0.05	0.02
LESS: Income tax effect on Non-GAAP adjustments(1)	—	(0.03)

Non-GAAP net (loss) income per basic share	$(0.31)	$0.18

GAAP net (loss) income per diluted share	$(0.51)	$0.04
ADD: Stock — based compensation	0.15	0.14
ADD: Amortization expense of acquired intangible assets	0.05	0.02
LESS: Income tax effect on Non-GAAP adjustments(1)	—	(0.03)

Non-GAAP net (loss) income per diluted share	$(0.31)	$0.17

Weighted average number of common shares outstanding
Basic	25,537,483	24,371,125
Diluted	25,537,483	25,861,957

	Six Months Ended June 30,
	2011	2010
	(In thousands, except share and per share data)
GAAP net loss	$(32,245)	$(13,122)
ADD: Stock — based compensation	7,267	8,004
ADD: Amortization expense of acquired intangible assets	2,525	756
LESS: Income tax effect on Non-GAAP adjustments(2)	—	(568)

Non-GAAP net loss	$(22,453)	$(4,930)

GAAP net loss per basic share	$(1.27)	$(0.54)
ADD: Stock — based compensation	0.29	0.33
ADD: Amortization expense of acquired intangible assets	0.10	0.03
LESS: Income tax effect on Non-GAAP adjustments(2)	—	(0.02)

Non-GAAP net loss per basic share	$(0.88)	$(0.20)

GAAP net loss per diluted share	$(1.27)	$(0.54)
ADD: Stock — based compensation	0.29	0.33
ADD: Amortization expense of acquired intangible assets	0.10	0.03
LESS: Income tax effect on Non-GAAP adjustments(2)	—	(0.02)

Non-GAAP net loss per diluted share	$(0.88)	$(0.20)

Weighted average number of common shares outstanding
Basic	25,393,864	24,212,004
Diluted	25,393,864	24,212,004

(1)	Represents the increase in the income tax provision recorded for the three months ended June 30, 2010 based on our effective rate for the three months ended June 30, 2010, respectively. The non-GAAP adjustments would have no impact on the provision for income taxes recorded for the three months ended June 30, 2011.

(2)	Represents the reduction in the income tax benefit recorded for the six months ended June 30, 2010 based on our effective rate for the six months ended June 30, 2010, respectively. The non-GAAP adjustments would have no impact on the provision for income taxes recorded for the three months ended June 30, 2011.

EnerNOC, Inc.
RECONCILIATION OF ADJUSTED EBITDA
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net (loss) income	$(12,973)	$1,078	$(32,245)	$(13,122)
Add back:
Depreciation and amortization	5,187	3,711	9,964	7,330
Stock-based compensation expense	3,785	3,658	7,267	8,004
Other expense	142	14	14	11
Interest expense	238	466	401	491
Provision for (benefit from) income tax	101	257	767	(910)

Adjusted EBITDA	$(3,520)	$9,184	$(13,832)	$1,804

EnerNOC, Inc.
RECONCILIATION OF FREE CASH FLOW
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net cash provided by operating activities	$13,740	$7,854	$8,052	$10,976
Subtract:
Purchases of property and equipment	(8,680)	(6,443)	(12,144)	(12,039)

Free cash flow	$5,060	$1,411	$(4,092)	$(1,063)